Exhibit (a)(5)(D)

EMPIRE STATE REALTY TRUST COMPLETES EXCHANGE OF PREFERRED UNITS

New York, New York, August 22, 2014 - Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced the final results of the offer (the “Exchange Offer”) to exchange operating partnership units (“OP Units”) of Empire State Realty OP, L.P. (“ESRO”) on a one-for-one basis for Private Perpetual Preferred Units of ESRO (the “Preferred Units”).

The Exchange Offer expired at midnight, New York City time, on August 21, 2014. ESRO has accepted for exchange all of the OP Units that were validly tendered and not withdrawn before the expiration of the Exchange Offer. A total of (i) 555,801 Series ES OP Units, (ii) 313,514 Series 60 OP Units, (iii) 168,486 Series 250 OP Units, and (iv) 569,795 Series PR OP Units were validly tendered and not withdrawn. The settlement for the Exchange Offer is expected to occur on August 26, 2014, at which time ESRO will issue 1,607,596 new Preferred Units, with a stated distribution entitlement of $0.60 per unit per annum.

The Exchange Offer was made only to current holders of OP Units and was not made or offered to the public or holders of the Company’s common stock or any other security. The Preferred Units should be considered illiquid and will not be listed on any exchange.

This announcement is for informational purposes only. This announcement is not an offer to exchange or a solicitation of an offer to exchange any security. The Company has retained MacKenzie Partners, Inc. to serve as information agent in connection with the Exchange Offer. Questions may be directed to MacKenzie Partners, Inc. at (888) 410-7850.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous office building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.0 million rentable square feet, as of July 15, 2014, consisting of 9.3 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 732,000 rentable square feet in the retail portfolio. The Company also owns land at the Stamford, Connecticut Transportation Center that supports the development of an approximately 380,000 rentable square foot office building and garage.

Forward-Looking Statements

This press release includes “forward looking statements”. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and “Properties.” While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

MacKenzie Partners, Inc.

(888) 410-7850